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                                                               Exhibit 16.2



                          [PricewaterhouseCoopers Letterhead]


March 12, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Oasis Semiconductor, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 304(a) of Regulation S-K, as part of the Company's Form S-1 dated on or about March 12, 2004. We agree with the statements concerning our Firm in such Form S-1, except as noted in the following sentence.

We make no comment, whatsoever, as to whether the Board of Directors of Oasis Semiconductor, Inc. approved the dismissal of PricewaterhouseCoopers LLP.

Very truly yours,

/s/ PricewaterhouseCoopers LLP